Exhibit 99.1

News Release WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces Completion of
Carlton-Bates Acquisition
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, September 29, 2005 – WESCO International, Inc. (NYSE: WCC)
today announced that it completed its previously announced acquisition of Carlton-Bates Company. Carlton-Bates is headquartered in Little Rock, Arkansas and according to its unaudited financial information, had net sales of approximately $292 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $27 million for the twelve months ended June 30, 2005.
Chairman and CEO, Roy W. Haley, stated, “We are very pleased to have Carlton-Bates as part of the WESCO organization. They have an excellent management team and have established an outstanding reputation for combining product sales and value-added services to industrial customers. We see a terrific strategic fit with opportunities to strengthen our position in multiple market segments. Additionally, we expect to achieve substantial incremental earnings, which we previously reported to be in the range of $0.08 earnings per share this year and $0.37 to $0.40 per share in 2006. We’ve had several project teams working on growth and profitability objectives and operational synergies, and we remain confident in our initial assessments.”
Separately, Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer, noted, “As previously announced, WESCO successfully completed the issuance of $150 million in senior subordinated notes and $150 million in convertible debentures on Tuesday, September 27, 2005. The Company was able to obtain attractive long-term, fixed rates of 7.50% on the senior subordinated notes due 2017 and 2.625% on the convertible debentures due 2025. The offerings will strengthen our balance sheet and help maintain a strong liquidity position. The proceeds from the offerings will be used to redeem the Company’s existing 9.125% senior subordinated notes due 2008 and for general corporate purposes, including the Carlton-Bates acquisition.”
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WESCO International, Inc .(NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. The Company employs approximately 5,350 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and approximately 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company’s other reports filed with the Securities and Exchange Commission.